Exhibit 99

Accenture Reports Very Strong First-Quarter Results and Raises Business Outlook for Fiscal 2022

-- Revenues are $15.0 billion, an increase of 27% in both U.S. dollars and local currency --

-- EPS are $2.78, a 20% increase from $2.32 for the first quarter last year, which included $0.15 in gains on an investment; excluding these gains, EPS are up 28% from adjusted EPS of $2.17 in the first quarter last year --

-- Operating income increases 29% to $2.43 billion, with operating margin of 16.3%, an expansion of 20 basis points --

-- New bookings are a record $16.8 billion, a 30% increase in both U.S. dollars and local currency from the first quarter last year, with record consulting bookings of $9.4 billion and outsourcing bookings of $7.4 billion --

-- Company declares quarterly cash dividend of $0.97 per share, up 10% from a year ago --

-- Accenture raises its business outlook for fiscal 2022; now expects full-year revenue growth of 19% to 22% in local currency; EPS of $10.32 to $10.60; and free cash flow of $7.7 billion to $8.2 billion --

NEW YORK; Dec. 16, 2021 — Accenture (NYSE: ACN) reported financial results for the first quarter of fiscal 2022, ended Nov. 30, 2021, with revenues of $15.0 billion, an increase of 27% in both U.S. dollars and local currency over the same period last year.

Diluted earnings per share were $2.78, a 20% increase from $2.32 for the first quarter last year, which included $0.15 in gains on an investment. On an adjusted basis, EPS increased 28% from $2.17 for the first quarter last year.

Operating income was $2.43 billion, a 29% increase over the same period last year, and operating margin was 16.3%, an expansion of 20 basis points.

New bookings for the quarter were a record $16.8 billion, with record consulting bookings of $9.4 billion and outsourcing bookings of $7.4 billion.

Julie Sweet, Accenture’s Chair & CEO, said, “We were pleased to continue delivering 360° value for our clients as they accelerate their digital transformations. Our outstanding first-quarter financial performance and ability to capitalize on the market opportunity reflects continued market share gains. This is the direct result of having executed for years a strategy to rotate our business to digital, cloud and security, both hiring and upskilling exceptionally talented people across the globe and fostering deep relationships with both the world’s leading companies and our technology partners. I am especially proud that we added 50,000 people to our workforce this quarter, now at 674,000, reflecting our strong employee experience, which enables us to attract and grow great people.”

“Our goal is to create 360° value for all our stakeholders and reflects our growth strategy, our core values and our culture of shared success — succeeding not only financially, but in dimensions of value such as inclusion and diversity, reskilling, sustainability and experience. And today, we are launching our integrated 360° Value Reporting Experience, a new way to share the value we create in all directions.”

Financial Review

Revenues for the first quarter of fiscal 2022 were $14.97 billion, compared with $11.76 billion for the first quarter of fiscal 2021, an increase of 27% in both U.S. dollars and local currency. Revenues were more than $600 million above the company’s guided range of $13.90 billion to $14.35 billion. The foreign-exchange impact for the quarter was approximately flat, compared with the assumption of a positive 0.5% impact provided in the company’s fourth-quarter earnings release.

▪Consulting revenues for the quarter were $8.39 billion, an increase of 33% in U.S. dollars and 32% in local currency compared with the first quarter of fiscal 2021.

▪Outsourcing revenues were $6.57 billion, an increase of 21% in both U.S. dollars and local currency compared with the first quarter of fiscal 2021.

Diluted EPS for the quarter were $2.78, a 20% increase from $2.32 for the first quarter last year, which included pre-tax gains on an investment of $120 million, or $0.15 per share. Excluding these gains, EPS increased 28% from adjusted EPS of $2.17 for the first quarter of fiscal 2021. The $0.61 increase in EPS on an adjusted basis reflects:

▪a $0.64 increase from higher revenue and operating results; and
▪a $0.01 increase from a lower share count;

partially offset by

▪a $0.03 decrease from a higher effective tax rate; and
▪a $0.01 decrease from higher income attributable to noncontrolling interests.

Gross margin (gross profit as a percentage of revenues) for the quarter was 32.9%, compared with 33.1% for the first quarter last year. Selling, general and administrative (SG&A) expenses for the quarter were $2.48 billion, or 16.6% of revenues, compared with $2.01 billion, or 17.1% of revenues, for the first quarter last year.

Operating income for the quarter increased 29%, to $2.43 billion, or 16.3% of revenues, compared with $1.89 billion, or 16.1% of revenues, for the first quarter of fiscal 2021.

The company’s effective tax rate for the quarter was 24.4%, compared with 23.4% for the first quarter last year. Excluding the investment gains and the related tax expense of $23 million, the effective tax rate for the first quarter of fiscal 2021 was 23.7%.

Net income for the quarter was $1.82 billion, compared with $1.52 billion for the first quarter last year. Excluding after-tax investment gains of $97 million, net income for the first quarter of fiscal 2021 was $1.43 billion.

Operating cash flow for the quarter was $531 million, and property and equipment additions were $182 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $349 million. For the same period last year, operating cash flow was $1.60 billion; property and equipment additions were $93 million; and free cash flow was $1.51 billion.

Days services outstanding, or DSOs, were 42 days at Nov. 30, 2021, compared with 38 days at Aug. 31, 2021 and 38 days at Nov. 30, 2020.

Accenture’s total cash balance at Nov. 30, 2021 was $5.6 billion, compared with $8.2 billion at Aug. 31, 2021.

New Bookings

New bookings for the first quarter were a record $16.8 billion, a 30% increase in both U.S. dollars and local currency from the first quarter last year.

▪Consulting new bookings were a record $9.4 billion, or 56% of total new bookings.

▪Outsourcing new bookings were $7.4 billion, or 44% of total new bookings.

Revenues by Geographic Market

Revenues by geographic market were as follows:

▪North America: $6.91 billion, an increase of 26% in both U.S. dollars and local currency compared with the first quarter of fiscal 2021.

▪Europe: $5.10 billion, an increase of 29% in U.S. dollars and 28% in local currency compared with the first quarter of fiscal 2021.

▪Growth Markets: $2.96 billion, an increase of 28% in U.S. dollars and 30% in local currency compared with the first quarter of fiscal 2021.

Revenues by Industry Group

Revenues by industry group were as follows:

▪Communications, Media & Technology: $3.08 billion, an increase of 32% in both U.S. dollars and local currency compared with the first quarter of fiscal 2021.

▪Financial Services: $2.92 billion, an increase of 24% in both U.S. dollars and local currency compared with the first quarter of fiscal 2021.

▪Health & Public Service: $2.73 billion, an increase of 23% in both U.S. dollars and local currency compared with the first quarter of fiscal 2021.

▪Products: $4.28 billion, an increase of 34% in both U.S. dollars and local currency compared with the first quarter of fiscal 2021.

▪Resources: $1.95 billion, an increase of 17% in both U.S. dollars and local currency compared with the first quarter of fiscal 2021.

Returning Cash to Shareholders

Accenture continues to return cash to shareholders through cash dividends and share repurchases.

Dividend

On Nov. 15, 2021, a quarterly cash dividend of $0.97 per share was paid to shareholders of record at the close of business on Oct. 14, 2021. These cash dividend payments totaled $613 million.

Accenture plc has declared another quarterly cash dividend of $0.97 per share for shareholders of record at the close of business on Jan. 13, 2022. This dividend, which is payable on Feb. 15, 2022, represents a 10% increase over the quarterly dividend rate of $0.88 per share in fiscal 2021.

Share Repurchase Activity

During the first quarter of fiscal 2022, Accenture repurchased or redeemed 2.4 million shares for a total of $845 million, including approximately 1.9 million shares repurchased in the open market.

Accenture’s total remaining share repurchase authority at Nov. 30, 2021 was approximately $5.6 billion.

At Nov. 30, 2021, Accenture had approximately 633 million total shares outstanding.

Business Outlook

Second Quarter Fiscal 2022

Accenture expects revenues for the second quarter of fiscal 2022 to be in the range of $14.30 billion to $14.75 billion, an increase of 22% to 26% in local currency, reflecting the company’s assumption of a negative 4% foreign-exchange impact compared with the second quarter of fiscal 2021.

Fiscal Year 2022

Accenture’s business outlook for the full 2022 fiscal year now assumes that the foreign-exchange impact on its results in U.S. dollars will be approximately negative 3% compared with fiscal 2021; the company previously expected a negative 0.5% foreign-exchange impact.

For fiscal 2022, the company now expects revenue growth to be in the range of 19% to 22% in local currency, compared with 12% to 15% previously.

Accenture continues to expect operating margin for the full fiscal year to be in the range of 15.2% to 15.4%, an expansion of 10 to 30 basis points from fiscal 2021.

The company continues to expect its annual effective tax rate to be in the range of 23.0% to 25.0%.

The company now expects GAAP diluted EPS to be in the range of $10.32 to $10.60, compared with $9.90 to $10.18 previously, an increase of 17% to 20% over adjusted FY21 diluted EPS of $8.80 — which exclude gains on an investment of $0.36 from FY21 GAAP diluted EPS of $9.16.

For fiscal 2022, the company now expects operating cash flow to be in the range of $8.4 billion to $8.9 billion, compared with $8.2 billion to $8.7 billion previously; continues to expect property and equipment additions to be $700 million; and now expects free cash flow to be in the range of $7.7 billion to $8.2 billion, compared with $7.5 billion to $8.0 billion previously.

The company continues to expect to return at least $6.3 billion in cash to shareholders through dividends and share repurchases.

360° Value Reporting

Accenture’s goal is to create 360° value for our clients, people, shareholders, partners, and communities. To enhance transparency and provide a comprehensive view for all stakeholders, we have combined our financial and environmental, social and governance (ESG) reporting into a digital-first experience. To access our goals, progress and performance, please visit the Accenture 360° Value Reporting Experience (Accenture.com/reportingexperience).

Conference Call and Webcast Details

Accenture will host a conference call at 8:00 a.m. EST today to discuss its first-quarter financial results. To participate, please dial +1 (877) 692-8955 [+1 (234) 720-6979 outside the United States, Puerto Rico and Canada] and enter access code 6450548 approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at accenture.com.

A replay of the conference call will be available online at accenture.com beginning at 11:00 a.m. EST today, Dec. 16, and continuing through Wednesday, Mar. 16, 2022. The replay will also be available via telephone by dialing +1 (866) 207-1041 [+1 (402) 970-0847 outside the United States, Puerto Rico and Canada] and entering access code 5745754 from 11:00 a.m. EST today, Dec. 16, through Wednesday, Mar. 16, 2022.

About Accenture

Accenture is a global professional services company with leading capabilities in digital, cloud and security. Combining unmatched experience and specialized skills across more than 40 industries, we offer Strategy and Consulting, Interactive, Technology and Operations services — all powered by the world’s largest network of Advanced Technology and Intelligent Operations centers. Our 674,000 people deliver on the promise of technology and human ingenuity every day, serving clients in more than 120 countries. We embrace the power of change to create value and shared success for our clients, people, shareholders, partners and communities. Visit us at accenture.com.

Non-GAAP Financial Information

This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that the non-GAAP financial measures herein are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP. Accenture provides full-year revenue guidance on a local-currency basis and not in U.S. dollars because the impact of foreign exchange rate fluctuations could vary significantly from the company’s stated assumptions.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “positioned,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These risks include, without limitation, risks that: the COVID-19 pandemic has impacted Accenture’s business and operations, and the extent to which it will continue to do so and its impact on the company’s future financial results are uncertain; Accenture’s results of operations have been, and may in the future be, adversely affected by volatile, negative or uncertain economic and political conditions and the effects of these conditions on the company’s clients’ businesses and levels of business activity; Accenture’s business depends on generating and maintaining ongoing, profitable client demand for the company’s services and solutions including through the adaptation and expansion of its services and solutions in response to ongoing changes in technology and offerings, and a significant reduction in such demand or an inability to respond to the evolving technological environment could materially affect the company’s results of operations; if Accenture is unable to match people and skills with client demand around the world and attract and retain professionals with strong leadership skills, the company’s business, the utilization rate of the company’s professionals and the company’s results of operations may be materially adversely affected; Accenture faces legal, reputational and financial risks from any failure to protect client and/or company data from security incidents or cyberattacks; the markets in which Accenture operates are highly competitive, and Accenture might not be able to compete effectively; Accenture’s ability to attract and retain business and employees may depend on its reputation in the marketplace; if Accenture does not successfully manage and develop its relationships with key alliance partners or fails to anticipate and establish new alliances in new technologies, the company’s results of operations could be adversely affected; Accenture’s profitability could materially suffer if the company is unable to obtain favorable pricing for its services and solutions, if the company is unable to remain competitive, if its cost-management strategies are unsuccessful or if it experiences delivery inefficiencies or fail to satisfy certain agreed-upon targets or specific service levels; changes in Accenture’s level of taxes, as well as audits, investigations and tax proceedings, or changes in tax laws or in their interpretation or enforcement, could have a material adverse effect on the company’s effective tax rate, results of operations, cash flows and financial condition; Accenture’s results of operations could be materially adversely affected by fluctuations in foreign currency exchange rates; changes to accounting standards or in the estimates and assumptions Accenture makes in connection with the preparation of its consolidated financial statements could adversely affect its financial results; Accenture might be unable to access additional capital on favorable terms or at all and if the company raises equity capital, it may dilute its shareholders’ ownership interest in the company; as a result of Accenture’s geographically diverse operations and its growth strategy to continue to expand in its key markets around the world, the company is more susceptible to certain risks; if Accenture is unable to manage the organizational challenges associated with its size, the company might be unable to achieve its business objectives; Accenture might not be successful at acquiring, investing in or integrating businesses, entering into joint ventures or divesting businesses; Accenture’s business could be materially adversely affected if the company incurs legal liability; Accenture’s global operations expose the company to numerous and sometimes conflicting legal and regulatory requirements; Accenture’s work with government clients exposes the company to additional risks inherent in the government contracting environment; if Accenture is unable to protect or enforce its intellectual property rights or if Accenture’s services or solutions infringe upon the intellectual property rights of others or the company loses its ability to utilize the intellectual property of others, its business could be adversely affected; Accenture’s results of operations and share price could be adversely affected if it is unable to maintain effective internal controls; Accenture may be subject to criticism and negative publicity related to its incorporation in Ireland; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent Annual Report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###
Contacts:

Stacey Jones
Accenture Media Relations
+1 (917) 452-6561
stacey.jones@accenture.com

Angie Park
Accenture Investor Relations
+1 (703) 947-2401
angie.park@accenture.com

Accenture plc
Consolidated Income Statements
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended
	November 30, 2021	% of Revenues	November 30, 2020	% of Revenues
REVENUES:
Revenues	$14,965,153	100.0%	$11,762,185	100.0%
OPERATING EXPENSES:
Cost of services	10,048,364	67.1%	7,863,889	66.9%
Sales and marketing	1,454,425	9.7%	1,227,176	10.4%
General and administrative costs	1,028,070	6.9%	780,451	6.6%
Total operating expenses	12,530,859		9,871,516
OPERATING INCOME	2,434,294	16.3%	1,890,669	16.1%
Interest income	6,050		10,685
Interest expense	(11,183)		(8,854)
Other income (expense), net	(23,029)		94,367
INCOME BEFORE INCOME TAXES	2,406,132	16.1%	1,986,867	16.9%
Income tax expense	586,402		464,810
NET INCOME	1,819,730	12.2%	1,522,057	12.9%
Net income attributable to noncontrolling interest in Accenture Canada Holdings Inc.	(1,934)		(1,700)
Net income attributable to noncontrolling interests – other (1)	(26,772)		(20,081)
NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$1,791,024	12.0%	$1,500,276	12.8%
CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$1,791,024		$1,500,276
Net income attributable to noncontrolling interest in Accenture Canada Holdings Inc. (2)	1,934		1,700
Net income for diluted earnings per share calculation	$1,792,958		$1,501,976
EARNINGS PER SHARE:
Basic	$2.83		$2.37
Diluted	$2.78		$2.32
WEIGHTED AVERAGE SHARES:
Basic	632,280,932		634,271,482
Diluted	644,922,661		646,879,735
Cash dividends per share	$0.97		$0.88
(1)Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.
(2)Diluted earnings per share assumes the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis. The income effect does not take into account “Net income attributable to noncontrolling interests — other,” since those shares are not redeemable or exchangeable for Accenture plc Class A ordinary shares.

Accenture plc
Summary of Revenues
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended		Percent Increase U.S. Dollars	Percent Increase Local Currency
	November 30, 2021	November 30, 2020
GEOGRAPHIC MARKETS
North America	$6,907,215	$5,480,963	26%	26%
Europe	5,100,068	3,967,408	29	28
Growth Markets	2,957,870	2,313,814	28	30
Total Revenues	$14,965,153	$11,762,185	27%	27%
INDUSTRY GROUPS
Communications, Media & Technology	$3,083,605	$2,333,645	32%	32%
Financial Services	2,917,720	2,346,291	24	24
Health & Public Service	2,730,034	2,211,889	23	23
Products	4,281,587	3,206,125	34	34
Resources	1,952,207	1,664,235	17	17
Total Revenues	$14,965,153	$11,762,185	27%	27%
TYPE OF WORK
Consulting	$8,392,409	$6,332,572	33%	32%
Outsourcing	6,572,744	5,429,613	21	21
Total Revenues	$14,965,153	$11,762,185	27%	27%

Accenture plc
Operating Income by Geographic Market
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended
	November 30, 2021		November 30, 2020
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase
North America	$1,244,417	18%	$888,809	16%	$355,608
Europe	744,856	15	629,430	16	115,426
Growth Markets	445,021	15	372,430	16	72,591
Total Operating Income	$2,434,294	16.3%	$1,890,669	16.1%	$543,625

Accenture plc
Reconciliation of Net Income and Diluted Earnings Per Share, as Reported (GAAP), to Net Income and Diluted Earnings Per Share, as Adjusted (Non-GAAP)
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended
	November 30, 2021	November 30, 2020
	As Reported (GAAP)	As Reported (GAAP)	Investment Gains (1)	Adjusted (Non-GAAP)
Income before income taxes	$2,406,132	$1,986,867	$(119,700)	$1,867,167
Income tax expense	586,402	464,810	(22,906)	441,904
Net Income	$1,819,730	$1,522,057	$(96,794)	$1,425,263
Effective tax rate	24.4%	23.4%		23.7%
Diluted earnings per share	$2.78	$2.32	$(0.15)	$2.17
(1) Represents gains related to our investment in Duck Creek Technologies.

Accenture plc
Consolidated Balance Sheets
(In thousands of U.S. dollars)

	November 30, 2021	August 31, 2021
ASSETS	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$5,637,117	$8,168,174
Short-term investments	6,968	4,294
Receivables and contract assets	11,120,401	9,728,212
Other current assets	1,857,166	1,765,831
Total current assets	18,621,652	19,666,511
NON-CURRENT ASSETS:
Contract assets	41,612	38,334
Investments	325,714	329,526
Property and equipment, net	1,654,065	1,639,105
Lease assets	3,157,065	3,182,519
Goodwill	12,395,904	11,125,861
Other non-current assets	7,478,731	7,193,987
Total non-current assets	25,053,091	23,509,332
TOTAL ASSETS	$43,674,743	$43,175,843
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$9,089	$12,080
Accounts payable	2,210,163	2,274,057
Deferred revenues	4,006,078	4,229,177
Accrued payroll and related benefits	6,445,109	6,747,853
Lease liabilities	738,285	744,164
Other accrued liabilities	1,823,283	1,701,536
Total current liabilities	15,232,007	15,708,867
NON-CURRENT LIABILITIES:
Long-term debt	55,884	53,473
Lease liabilities	2,674,020	2,696,917
Other non-current liabilities	4,774,174	4,619,472
Total non-current liabilities	7,504,078	7,369,862
Total Accenture plc shareholders’ equity	20,353,199	19,529,454
Noncontrolling interests	585,459	567,660
Total shareholders’ equity	20,938,658	20,097,114
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$43,674,743	$43,175,843

Accenture plc
Consolidated Cash Flows Statements
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended
	November 30, 2021	November 30, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,819,730	$1,522,057
Depreciation, amortization and other	500,865	468,200
Share-based compensation expense	365,691	311,321
Change in assets and liabilities/other, net	(2,155,415)	(698,733)
Net cash provided by (used in) operating activities	530,871	1,602,845
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(181,671)	(93,115)
Purchases of businesses and investments, net of cash acquired	(1,735,028)	(503,843)
Proceeds from the sale of businesses and investments	87	149,002
Other investing, net	4,031	1,549
Net cash provided by (used in) investing activities	(1,912,581)	(446,407)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	409,130	338,891
Purchases of shares	(845,366)	(768,895)
Cash dividends paid	(613,208)	(558,052)
Other financing, net	(20,016)	(11,395)
Net cash provided by (used in) financing activities	(1,069,460)	(999,451)
Effect of exchange rate changes on cash and cash equivalents	(79,887)	21,686
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,531,057)	178,673
CASH AND CASH EQUIVALENTS, beginning of period	8,168,174	8,415,330
CASH AND CASH EQUIVALENTS, end of period	$5,637,117	$8,594,003